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                                                                    Exhibit 12.1
AMVESCAP PLC
Ratios of Earnings to Fixed Charges

                         12/31/01   12/31/00   12/31/99    12/31/98    12/31/97
                         --------   --------   --------    --------    --------
                                         (Pounds thousands)

UK GAAP
Profit before taxation.. 280,438     446,233    283,042    161,479      177,291
Fixed charges...........  67,260      61,326     52,576     44,285       22,275
                         -------     -------    -------    -------      -------
  Earnings.............. 347,698     507,560    335,617    205,765      199,566

Portion of rent expense
  representing
  interest..............  11,379       9,723      7,849      6,071        4,221
Interest expense........  55,881      51,604     44,726     38,215       18,054
                         -------     -------    -------    -------      -------
  Fixed charges.........  67,260      61,326     52,576     44,285       22,275

Ratio of earnings/
  fixed charges.........    5.17        8.28       6.38       4.65         8.96

US GAAP
Profit before taxation.. 246,395     383,540    204,622    125,238      133,877
Fixed charges...........  67,260      61,326     52,576     44,285       22,275
                         -------     -------    -------    -------      -------
  Earnings.............. 313,655     444,867    257,197    169,524      156,152

Portion of rent expense
  representing
  interest..............  11,379       9,723      7,849      6,071        4,221
Interest expense........  55,881      51,604     44,726     38,215       18,054
                         -------     -------    -------    -------      -------
  Fixed charges.........  67,260      61,326     52,576     44,285       22,275

Ratio of earnings/
  fixed charges.........    4.66        7.25       4.89       3.83         7.01